EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”), is made and entered into effective as of February 27, 2024 (the “Effective Date”), by and between P10 Intermediate Holdings, LLC (the “Company”), and Mark Hood (the “Executive”).

RECITALS

WHEREAS, Executive and the Company desire to memorialize the terms and conditions of Executive’s employment with the Company and its affiliates by entering into this Agreement.

NOW THEREFORE, for and in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.
Title and Job Duties.
a.
The Company hereby agrees to employ Executive, and Executive hereby accepts employment, in the position of Executive Vice President of Operations and Chief Administration Officer, subject to the terms and conditions set forth herein. In this capacity, Executive shall have the duties, authorities and responsibilities that are designated from time to time by the Company’s Chief Executive Officer (the “CEO”) and the Board of Directors (the “Board”) of P10, Inc. (“P10”) commensurate with his title. In performing his duties, Executive shall report to the CEO.
b.
Executive agrees during the term of his employment to: (i) devote his full business and professional time and energy to the Company, P10 and each of their direct and indirect parents, subsidiaries, divisions, and affiliates and each affiliated investment vehicle and any related entities (the “Affiliated Entities”); (ii) use his best efforts, skill, knowledge and abilities in the performance of his services, duties and responsibilities, and to promote the success of the business of the Company and the Affiliated Entities; (iii) serve the best interests of the Company and the Affiliated Entities, faithfully, loyally, efficiently and diligently; (iv) cooperate with the reasonable and lawful directives of the CEO and the Board and act in the furtherance of the best interests of the Company and the Affiliated Entities; and (v) comply with the applicable rules, policies, practices and procedures of the Company and the Affiliated Entities as well as all applicable laws, rules and regulations. In addition, Executive agrees to serve in such other capacities or offices with the Affiliated Entities to which he may be assigned, appointed or elected from time to time by the Board or governing body of any Affiliated Entity,without any additional compensation.
c.
Without limiting the generality of the foregoing, Executive shall not, without the written approval of the Board or CEO, render services of a business or commercial nature on his own behalf or on behalf of any other person,firm, corporation or entity, whether for compensation or otherwise, during his employment with the Company; provided that the foregoing shall not prevent Executive from (i) serving on the boards of directors or holding any other offices or positions in non-profit organizations; (ii) with the prior written approval of the Board or CEO, serving on the board of directors or advisory boards of other for-profit companies; (iii) participating in charitable, civic, educational, professional, community or industry affairs; and (iv) managing Executive’s personal investments, so long as such activities do not (x) individually, or in the aggregate, materially interfere or conflict with the performance of Executive’s duties and responsibilities hereunder, (y) create a potential business or fiduciary conflict, or (z) violate any written policy of the Company or any Affiliated Entity applicable to Executive or violate any covenants applicable to Executive hereunder or under any other document, agreement or instrument between Executive and the Company or any Affiliated Entity.
2.
Compensation. Subject to the terms and conditions of this Agreement, during the Term (as defined below), Executive shall be compensated by the Company for his services as follows:
a.
Base Salary. The Company shall pay Executive an annual salary of

$500,000 (the “Base Salary”), payable in substantially equal monthly or more frequent installments in accordance with the Company’s normal payroll practices in effect from time to time.

b.
Bonus. For each full fiscal year of the Company, Executive shall be eligible to receive an annual bonus (the “Annual Bonus”) based on the performance of the Company, the Affiliated Entities and/or Executive as determined by the compensation committee of the Board (the “Compensation Committee”), in its discretion, with the target amount of Executive’s Annual Bonus equal to $300,000 (“Target Annual Bonus”). The amount of the Annual Bonus to be paid to Executive and the performance metrics and requirements shall be determined by the Compensation Committee, in its sole discretion. The Annual Bonus will be paid in cash, restricted stock, restricted stock units, carried interest in the Company’s affiliated investment vehicles or a combination of the foregoing, as determined in the sole discretion of the Compensation Committee. In order to be eligible to receive the Annual Bonus (if any), Executive must be employed by the Company on the date of payment of annual bonuses and in “good standing”. For purposes of this Agreement, “good standing” means that Executive has not resigned (or given notice of Executive’s intention to resign) and has not been terminated (or been given notice of termination) by the Company for any reason, with or without Cause (as defined below).
c.
Equity and Other Incentives.
i.
Executive shall be eligible to receive an annual equity award and award of carried interest in the Company’s affiliated investment vehicles with a target value of $1 million, with such equity value based on the fair market value of the Company’s common stock and the carried interest value based upon a reasonable methodology consistent with targeted values described in the applicable investment vehicle offering materials of the Affiliated Entities and the Company’s practice generally for awarding carried interest to employees, each at the time of grant, with the carried interest award with an appropriate ratio as determined by the Company’s compensation consultant or, if determined in the discretion of the Compensation Committee, a carried interest award with a target value of $2 million. All awards shall be subject to the terms and conditions of P10’s equity incentive plan and other applicable plans and any applicable award agreements. In order to be eligible to receive the awards hereunder (if any), Executive must be employed by the Company on the date of grant of annual equity awards and in “good standing.”

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ii.
Executive shall be eligible to receive such other additional equity awards and incentive compensation in such amount, in such form and on such terms as shall be determined by the Compensation Committee in its sole discretion from time to time.
d.
Benefits. Executive shall be eligible to participate in all employee benefit plans and programs (including, without limitation, medical insurance plans and programs and retirement plans) that are maintained by the Company from time to time and made generally available by the Company to executive officers (other than the CEO), subject, however, to the applicable eligibility requirements and other provisions of such plans and programs. The Company reserves the right to amend, modify, cancel or terminate any such employee benefit plans at any time in its sole discretion, subject to the terms of such plans and applicable law. Any benefits available to Executive are subject to the rules of the relevant plan or program from time to time in force.
e.
Vacation. Executive shall be entitled to vacation in accordance with the Company’s standard vacation policy extended to executive officers of the Company.
f.
Business Expenses. Executive shall be reimbursed by the Company for all reasonable business, promotional, travel, and entertainment expenses incurred or paid by Executive during the Term in connection with the performance of his services under this Agreement in accordance with the Company’s reimbursement policy and to the extent that such expenses do not exceed the amounts allocable for such expenses in budgets that are approved from time to time by the Company. In order that the Company reimburse Executive for such allowable expenses, Executive shall furnish to the Company, in a timely fashion, the appropriate documentation required under the Company’s reimbursement policy and such other documentation as the Company may reasonably request from time to time.
3.
Employment Period. The terms set forth in this Agreement will commence on the Effective Date and remain in effect until the first anniversary of the Effective Date (the “Initial Term”) unless earlier terminated as provided in Section 4 of this Agreement. The Initial Term shall automatically renew for additional one (1) year periods (each a “Renewal Term”), unless the Company or Executive has delivered written notice of non-renewal to the other party at least ninety (90) days prior to the expiration of the Initial Term or the Renewal Term, or this Agreement is earlier terminated as provided in Section 4 of this Agreement. For purposes of this Agreement, the “Term” shall refer to the Initial Term and any Renewal Term. Notwithstanding this, Executive’s employment with the Company shall be “at will,” meaning that either Executive or the Company shall be entitled to terminate Executive’s employment at any time and for any reason, with or without Cause, subject to the obligations set forth in Section 5 of this Agreement.
4.
Termination.
a.
Termination By The Company For Cause. At the election of the Company, Executive’s employment may be terminated for Cause (as defined below) immediately upon written notice to Executive. For purposes of this Agreement, “Cause” shall mean that Executive:

(i) pleads “guilty” or “no contest” to or is indicted for or convicted of a felony under federal or state law or a crime under federal or state law which involves Executive’s fraud or dishonesty; (ii) in carrying out his duties, engages in conduct that constitutes gross negligence or willful misconduct; (iii) engages in misconduct that causes, or is reasonably likely to cause,material harm to the reputation or business of the Company or any Affiliated Entities or knowingly or

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recklessly engages in conduct which is, or is reasonably likely to be, demonstrably and materially injurious to the Company or any of the Affiliated Entities, monetarily or otherwise; or (iv) materially breaches any term of this Agreement, any other material agreement between Executive and any Affiliated Entity or any written policy of any Affiliated Entities applicable to Executive, provided that for subsections (iii) through (iv), if the breach reasonably may be cured, Executive has been given at least thirty (30) days after Executive’s receipt of written notice of such breach from the Company to cure such breach. Whether or not such breach has been cured will be determined in the Board’s sole discretion.

b.
Termination On Account of Death or Disability of Executive. Executive’s employment shall automatically terminate in the event of Executive’s death. At the election of the Company, Executive’s employment may be terminated on account of Executive’s Disability. For purposes of this Agreement, “Disability” shall mean Executive, by reason of any medically determinable physical or mental impairment, becomes unable to perform, with or without reasonable accommodation, the essential functions of his job hereunder and such incapacity has continued for a total of ninety (90) consecutive days or for any one hundred eighty (180) days in a period of three hundred sixty-five (365) consecutive days.
c.
Termination By The Company Without Cause. At the election of the Company, Executive’s employment may be terminated upon thirty (30) days’ written notice (provided, however, that the Company may elect to pay Executive for up to thirty (30) days in lieu of such written notice or portion thereof) to Executive for any other reason or for no reason at all (“Without Cause”).
d.
Voluntary Termination by Executive. Executive may terminate his employment hereunder at any time and for any reason whatsoever or for no reason at all in Executive’s sole discretion by giving thirty (30) days’ prior written notice (“Voluntary Resignation”), which such notice may be waived or reduced by the Company in its sole discretion.
e.
Termination by Executive For Good Reason. Executive may terminate his employment for Good Reason (as defined and in accordance with the below).For purposes of this Agreement, “Good Reason” shall mean the occurrence of one of the following events without Executive’s written consent:(i) the material breach by the Company of this Agreement, including the failure to pay Executive any Base Salary or any bonus payment to which Executive is entitled within ten days of the date any such payment is due; (ii) a material diminution in Executive’s title, authority, responsibilities, or duties, including reporting requirements; or (iii) a relocation of Executive’s principal place of employment to a location more than twenty-five (25) miles from Executive’s principal place of employment as of the Effective Date. Notwithstanding the foregoing, in order for Executive to terminate for Good Reason,(x) Executive must deliver written notice (which such notice shall describe in reasonable detail the circumstance(s) Executive believes to constitute Good Reason) to the Company of the existence of the circumstances providing grounds for Good Reason within thirty (30) days of the occurrence of such circumstance(s), (y) the Company must fail to correct such occurrence in all material respects within thirty (30) days following written notification by Executive and (z) Executive’s termination must be effective no later than thirty (30) days following the end of such cure period.
f.
Resignation of all Positions. Effective as of any date of termination of Executive’s employment with the Company, Executive shall resign and be removed from, and

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shall no longer hold, any and all positions then held by him with the Company or any Affiliated Entities, including, but not limited to any position as an officer, director or fiduciary of any employee benefit plan of any Affiliated Entity or any affiliated investment funds and Executive agrees that he shall execute any documentation reasonably necessary to give effect to the provisions of this Section.
g.
Cooperation. Following the termination of Executive’s employment with the Company, Executive agrees, without receiving additional compensation and upon reasonable notice, to make good faith efforts to cooperate with the Company,the Affiliated Entities and their legal counsel on any matters relating to Executive’s employment with the Company and work for the Affiliated Entities in which the Company reasonably determines that Executive’s cooperation is necessary or appropriate. The Company shall reimburse Executive for reasonable and pre- approved travel and other similar out-of-pocket expenses and fees incurred as a result of any such cooperation and shall take into consideration Executive’s other commitments and activities when scheduling such cooperation.
5.
Payments Upon Termination of Employment.
a.
Termination for Cause, Death, Disability, or Voluntary Resignation. If Executive’s employment is terminated by the Company for Cause, on account of Executive’s death or Disability, or by Executive as a Voluntary Resignation, then the Company shall only pay or provide to Executive the following amounts: (i) any Base Salary accrued up to and including the date of termination or resignation, paid within such time required by applicable law; (ii) accrued, unused vacation time, paid in accordance with the Company’s written policies and applicable law; (iii) unreimbursed expenses, paid in accordance with Section 2(f) of this Agreement and the Company’s written policies; and (iv) accrued retirement benefits under any Company retirement plan, paid pursuant to the terms of such plan (collectively, the “Accrued Obligations”).
b.
Termination Without Cause or Non-Renewal by the Company or by Executive for Good Reason. If the Company terminates Executive’s employment Without Cause, Executive’s employment ends at the end of the Term after the Company provides a notice of non- renewal (and Executive does not commit an act of Cause prior to such date), or Executive terminates his employment for Good Reason,in addition to the Accrued Obligations, the Company shall provide Executive the following: (i) a severance payment, payable in a lump sum, equal to twelve (12) months of Executive’s Base Salary; (ii) a payment, payable in a lump sum, equal to the Target Annual Bonus; (iii)reimbursement for Executive’s cost of COBRA premiums for health insurance continuation coverage (to the extent such premiums exceed the contributory cost for the same coverage that the Company charges active employees) for twelve (12) months or until his right to COBRA continuation expires, whichever is shorter, provided that Executive timely elects and is eligible for COBRA coverage (provided, further, if the Company determines, in its reasonable judgment, that providing reimbursement would result in a violation of applicable law, the imposition of any penalty under applicable law, or adverse tax consequences for any participant covered by the Company’s group health benefits plans, such obligation of the Company shall cease); and (iv) immediate vesting of any and all Company equity awards and immediate vesting of all carried interests in the investment vehicles of Affiliated Entities granted to Executive. Such payment and other consideration are subject to Executive’s execution and delivery of a general waiver and release of claims (that is not revoked and no longer subject to revocation under applicable law) of the Company, all Affiliated Entities,

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and each of their respective officers, directors, employees, agents, successors and assigns in a form satisfactory to the Company. All payments under this Section shall be made or begin to be made within sixty (60) days following Executive’s termination of employment; provided, however, that to the extent required by Section 409A (as defined below), if the sixty (60) day period begins in one calendar year and ends in the second calendar year, all payments will be made or begin to be made in the second calendar year. Executive shall not be entitled to receive any amounts under this Section (other than Accrued Benefits) unless the release has been executed and returned to the Company and become fully enforceable and non-revocable prior to the sixtieth (60th)day after the date of Executive’s termination. Notwithstanding the foregoing, if the Company terminates Executive’s employment Without Cause, Executive’s employment ends at the end of the Term after the Company provides a notice of non-renewal, or Executive terminates his employment for Good Reason, either (x) during a period of time when the Company is party to a fully executed letter of intent or a definitive corporate transaction agreement, the consummation of which would result in a Change in Control (defined below) or (y)within eighteen months following a Change in Control, then the severance payment under (i) shall equal the equivalent of eighteen (18) months of Base Salary and the reimbursement under (iii) shall continue for eighteen (18) months.
c.
If Executive is found to have breached any restrictive covenants with the Company or any Affiliated Entities, including the restrictive covenants found in Section 6 and 7 of this Agreement, or violate any obligations set forth in the release, all payments and benefits under Section 5(b) of this Agreement shall immediately cease and be forfeited, including any outstanding equity awards.
d.
Change in Control. For purposes of this Agreement, “Change in Control” shall be deemed to have occurred if:
i.
any person, other than a trustee or other fiduciary holding securities under an employee benefit plan of P10 or a corporation owned directly or indirectly by the shareholders of P10 in substantially the same proportions as their ownership of stock of P10, becomes the beneficial owner, directly or indirectly, of securities of P10 representing fifty percent (50%) or more of the total voting power represented by P10’s then outstanding voting securities;
ii.
during any period of two (2) consecutive years, individuals who at the beginning of such period constitute the Board and any new director whose election by or nomination for election by P10’s shareholders or the Board was approved by a vote of a majority of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof;
iii.
the consummation of a merger or consolidation of P10 with any other corporation, other than a merger or consolidation which would result in the voting securities of P10 outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of P10 or such surviving entity outstanding immediately after such merger or consolidation; or
iv.
the shareholders of P10 approve a plan of complete liquidation of P10 or an agreement for the sale or disposition by P10 of all or substantially all of P10’s assets.

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For the avoidance of doubt, a corporate restructuring (i) whereby a new parent company is created and immediately following such transaction P10 is a direct or indirect wholly-owned subsidiary of such new parent company, whether through reorganization, merger, exchange or other corporate means, or (ii) in connection with or in preparation for an initial public offering, in each case, shall not be deemed to be a Change in Control.

6.
Restrictive Covenants. Executive acknowledges and agrees that (a) Executive has a major responsibility for the operation, development and growth of the business of the Company and the Affiliated Entities; (b) as a result of Executive’s employment by the Company and work for the Affiliated Entities, Executive will have access to and be given Confidential Information (defined below) of the Company and the Affiliated Entities and their clients that Executive did not have access to or was not given prior to the execution of this Agreement; and (c) the agreements and covenants contained in this Section 6 are essential to protect the legitimate business interests of the Company and the Affiliated Entities and that the Company will not enter into this Agreement but for such agreements and covenants. Accordingly, Executive covenants and agrees to the following:
a.
Non-Disclosure of Confidential Information.
i.
Executive understands that during his employment, he has had or may have access to unpublished and otherwise confidential information both of a technical and non-technical nature, relating to the business of the Company, the Affiliated Entities or their clients, customers or vendors, including without limitation any of their actual or anticipated business, research or development, any of their technology or the implementation or exploitation thereof, including without limitation information Executive and others have collected, obtained or created, information pertaining to clients, accounts, vendors, prices, costs, materials, processes, codes, material results, technology, system designs, system specifications, materials of construction, trade secrets or equipment designs, including information disclosed to the Company or any Affiliated Entities by others under agreements to hold such information confidential (collectively, the “Confidential Information”). Executive agrees to observe all policies and procedures of the Company and the Affiliated Entities concerning such Confidential Information. Executive further agrees not to disclose or use, either during his employment or at any time thereafter, any Confidential Information for any purpose, including without limitation any competitive purpose, unless authorized to do so by the Company in writing, except that he may disclose and use such information in the good faith performance of his duties for the Company or the Affiliated Entities. Executive’s obligations under this Agreement will continue with respect to Confidential Information, whether or not his employment is terminated, until such information becomes generally available from public sources through no fault of Executive or any representative of Executive. Notwithstanding the foregoing, however, Executive shall be permitted to disclose Confidential Information as may be required by a subpoena or other governmental order, provided that, unless prohibited by applicable law, he first notifies the Company of such subpoena, order or other requirement and such that the Company or the Affiliated Entity has the opportunity to obtain a protective order or other appropriate remedy.
ii.
During Executive’s employment, upon the Company’s request, or upon the termination of his employment for any reason, Executive will promptly deliver to the Company all documents, records, files, notebooks, manuals, letters, notes, reports, customer and supplier lists, cost and profit data, e-mail, apparatus, laptops, computers, smartphones, tablets or other PDAs, hardware, software, drawings, blueprints, and any other material of the Company,

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the Affiliated Entities or their clients, customers or vendors, including all materials pertaining to or containing Confidential Information, whether or not developed by Executive, and all copies of such materials, whether on the hard drive of a laptop or desktop computer, in hard copy, disk or any other format, which are in his possession, custody or control.
iii.
Nothing contained in this Agreement, in any way, restricts or impedes Executive from exercising protected rights to the extent that such rights cannot be waived by agreement, from preventing the disclosure of Confidential Information as may be required by applicable law or regulation, or from complying with any applicable law or regulation or a valid order or subpoena issued by a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation or order. Executive hereby promises and covenants to promptly provide written notice to the Company of any such order, unless such notice is prohibited. Moreover, notwithstanding any other provision of this Agreement, Executive will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that: is made (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (2) solely for the purpose of reporting or investigating a suspected violation of law; or is made in a complaint or other document filed under seal in a lawsuit or other proceeding. If Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the Company’s trade secrets to Executive’s attorney and use the trade secret information in the court proceeding if Executive files any document containing trade secrets under seal, and does not disclose trade secrets, except pursuant to court order.
b.
Non-Solicitation and Non-Competition.
i.
Executive acknowledges and agrees that (1) the services, duties and responsibilities to be rendered by Executive to the Company and the Affiliated Entities under this Agreement are of a special and unique character; (2) Executive will obtain knowledge and skill relevant to the Company’s (and Affiliated Entities’) industry, methods of doing business and marketing strategies by virtue of Executive’s employment; and (3) Executive shall be given access to and training regarding Confidential Information as well as knowledge of the Company’s and Affiliated Entities’ current and prospective clients, clients, vendors and suppliers.
ii.
During Executive’s employment with the Company and work for the Affiliated Entities, and for twelve (12) months following the termination thereof for any reason (the “Non-Solicit Restricted Period”), Executive shall not solicit for business or accept the business of, any person or entity who is, or was at any time, a Client (as defined below) of the Company or any Affiliated Entities.
iii.
Throughout the Non-Solicit Restricted Period, Executive shall not, directly or indirectly, employ, solicit for employment, or otherwise contract for or hire, the services of any individual who is then an employee of or consultant to the Company or any Affiliated Entities or who was an employee of the Company or any Affiliated Entities during the Term or the twelve (12) month period preceding the termination of Executive’s employment with the Company or work for the Affiliated Entities.
iv.
Throughout the Non-Solicit Restricted Period, Executive shall not take any action that could reasonably be expected to have the effect of encouraging or inducing

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any employee, consultant, representative, officer, or director of the Company or any Affiliated Entities to cease their relationship with the Company or any Affiliated Entities for any reason.
v.
During the Term and for six (6) months following the termination of Executive’s employment for any reason (the “Non-Compete Restricted Period” and together with the Non-Solicit Restricted Period, the “Restricted Period”), Executive will not anywhere in the United States (1) carry on or engage in, directly or indirectly, any business, partnership, firm, corporation or other entity which wholly or in any significant part engages in any business competing with the Company or any Affiliated Entity (“Competing Business”) or (2) directly or indirectly, own, manage, operate, join, become an employee, partner, owner or member of (or an independent contractor to), control or participate in or loan money to any business, individual, partnership, firm, corporation, or other entity which engages in a Competing Business. Notwithstanding the restrictions contained in this Section, Executive may own an aggregate of not more than 5% of the outstanding stock of any class of any corporation engaged in a Competing Business, if such stock is listed on a national securities exchange or regularly traded in the over- the-counter market by a member of a national securities exchange, without violating the provisions of this Section, provided that Executive does not have the power,directly or indirectly, to control or direct the management or affairs of any such corporation and is not involved in the management of such corporation.
vi.
For purposes of this Agreement, the term “Client(s)” shall mean any individual, corporation, partnership, business, or other entity, whether for-profit or not-for-profit, public, privately held, or owned by the United States government that is a business entity or individual with whom the Company or any Affiliated Entity has done business or with whom Executive has actively negotiated with during the twelve (12) month period preceding Executive’s termination of employment.
vii.
Executive understands and agrees that the restrictions contained herein may limit his ability to engage in a business similar to the business of the Company and the Affiliated Entities. The Company and Executive believe the limitations as to time, geographic area, and scope of activity contained in this Section 6(b) are reasonable and do not impose a greater restraint than necessary to protect the Company’s and Affiliated Entities’ Confidential Information, goodwill, and legitimate business interests.
viii.
If any covenant, provision, agreement or part thereof contained herein is found by a court having jurisdiction to be unreasonable in duration, geographic scope, or character of restrictions, such covenant, provision, agreement or part thereof shall not be rendered unenforceable, but rather the duration, geographic scope, or character of restrictions of such covenant, provision, agreement or part thereof shall be deemed reduced or modified with retroactive effect to render such covenant, provision, agreement or part thereof reasonable, and such covenant, provision, agreement or part thereof shall be enforced as modified. If the court having jurisdiction will not revise the covenant, provision, agreement or part thereof, the parties hereto shall mutually agree to a revision having an effect as close as permitted by applicable law to the provision declared unenforceable.
ix.
In the event Executive breaches the restrictive covenants set forth in this Section 6(b), then the running of the Restricted Period shall be tolled and suspended during the time period in which Executive acts in breach of this Agreement.

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x.
Executive shall provide a copy of these restrictive covenants to any prospective employer, partner, or co-venturer prior to entering into an employment, independent contractor, consultant, partnership or other business relationship during the Restricted Period.
7.
Representations, Warranties andCovenants.
a.
No Restrictive Covenants. Executive represents and warrants to the Company that he is not subject to any agreement restricting his ability to enter into this Agreement and fully carry out his duties and responsibilities hereunder and that the performance by Executive of the services, duties and responsibility under this Agreement does not constitute a breach of, or otherwise contravene, the terms of any other non-competition agreement, non-solicitation agreement, employment agreement, or other agreement or policy to which Executive is party or otherwise bound. Executive hereby indemnifies and holds the Company and Affiliated Entities harmless against any losses, claims, expenses (including reasonable attorneys’ fees), damages, or liabilities incurred by the Company and any of the Affiliated Entities as a result of a breach of the foregoing representation and warranty.
b.
Adherence to Code of Ethics and Insider Trading Policy. Executive represents and warrants that he has received a copy of the Company’s Code of Ethics and its Insider Trading Policy. Executive covenants and agrees to adhere to both the Code of Ethics and the Insider Trading Policy as may be amended from time to time. Executive acknowledges that a material violation of either the Code of Ethics or the Insider Trading Policy would constitute a material breach of this Agreement.
c.
Assignment of Intellectual Property.
i.
Executive will promptly disclose to the Company any idea, invention, discovery or improvement, whether patentable or not (“Creations”), conceived or made by him alone or with others at any time during his employment with the Company or while providing services to the Company or any Affiliated Entity. Executive agrees that the Company owns any such Creations, and Executive hereby assigns and agrees to assign to the Company all moral and other rights he has or may acquire therein and agrees to execute any and all applications, assignments and other instruments relating thereto which the Company deems necessary or desirable. These obligations shall continue beyond the termination of his employment with respect to Creations and derivatives of such Creations conceived or made during his employment with the Company. The Company and Executive understand that the obligation to assign Creations to the Company shall not apply to any Creation which is developed entirely on his own time without using any of the Company’s equipment, supplies, facilities, and/or Confidential Information (“Executive Creations”) unless such Creation (i) relates in any way to the business or to the current or anticipated research or development of the Company or any of the Affiliated Entities, or (ii) results in any way from his work at the Company or for any of the Affiliated Entities.
ii.
In any jurisdiction in which moral rights cannot be assigned, Executive hereby waives any such moral rights and any similar or analogous rights under the applicable laws of any country of the world that Executive may have in connection with the Creations, and to the extent such waiver is unenforceable, Executive hereby covenants and agrees not to bring any claim, suit, or other legal proceeding against the Company or any of the Affiliated Entities claiming that Executive’s moral rights to the Creations have been violated.

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iii.
Executive agrees to reasonably cooperate with the Company and the Affiliated Entities, both during and after his employment with the Company and work for the Affiliated Entities, with respect to the procurement, maintenance, and enforcement of copyrights, patents, trademarks, and other intellectual property rights (both in the United States and foreign countries) relating to such Creations. Executive shall sign all papers, including, without limitation, copyright applications, patent applications, declarations, oaths, formal assignments, assignments of priority rights, and powers of attorney, which the Company or Affiliated Entities reasonably may deem necessary or desirable in order to protect their rights and interests in any Creations. Executive further agrees that if the Company or any Affiliated Entity is unable, after reasonable effort, to secure Executive’s signature on any such papers, any officer of the Company or an Affiliated Entity shall be entitled to execute such papers as his agent and attorney-in-fact, and Executive hereby irrevocably designates and appoints each officer of the Company or an Affiliated Entity as his agent and attorney-in-fact to execute any such papers on his behalf and to take any and all actions as the Company or any Affiliated Entity may deem necessary or desirable in order to protect its rights and interests in any Creations, under the conditions described in this paragraph, all to the exclusion of Executive’s Creations.
8.
Remedies. Executive acknowledges that the Company or the Affiliated Entities would be irreparably injured by a violation of the covenants contained in Sections 6 or 7, and agrees that the Company shall be entitled to obtain a temporary restraining order and/or a preliminary or permanent injunction restraining Executive from any actual or threatened breach of the covenants contained in Sections 6 or 7, or to any other appropriate equitable remedy without bond or other security being required. Any such relief shall be in addition to and not in lieu of any appropriate relief in the way of monetary damages that the parties may seek in arbitration.
9.
Waiver of Breach. The waiver by either the Company or Executive of a breach of any provision of this Agreement shall not operate as or be deemed a waiver of any subsequent breach by either the Company or Executive. Any waiver must be in writing.
10.
Notice. For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given (a) on the date of delivery, if delivered by hand, (b) on the date of transmission, if delivered by electronic mail or confirmed facsimile, (c) on the first business day following the date of deposit, if delivered by guaranteed overnight delivery service, or (d) on the third day following the date delivered or mailed by United States Postal Service registered or certified mail, return receipt requested, postage prepaid, addressed as follows:
a.
to Executive: At the address(or to the email or facsimile number)shown in the books and records of the Company.
b.
to the Company addressed as follows:

P10 Intermediate Holdings, LLC

4514 Cole Avenue, Suite 1600

Dallas, TX 75205

Attention: Chief Executive Officer

with copies to (which shall not constitute notice):

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Kramer Levin Naftalis & Frankel LLP

1177 Avenue of the Americas

New York, New York 10036

Attention: Todd Lenson

11.
Amendment. This Agreement may not be amended orally in any manner or in writing without the written consent of the Company and Executive. No provision of this Agreement may be waived, delayed,modified, terminated, or otherwise impaired without the prior written consent of the Company and Executive.
12.
Entire Agreement. This Agreement embodies the entire agreement and understanding of the parties hereto in respect of Executive’s employment with the Company and supersedes all prior agreements, arrangements, and understandings, oral or written, express or implied, between the parties with respect to such employment.
13.
Survival. Unless otherwise expressly provided, the respective rights and obligations of the parties hereunder, including, without limitation, the rights and obligations set forth in Sections 5, 6, and 7 of this Agreement, shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.
14.
Governing Law. The provisions of this Agreement shall be construed in accordance with the laws of the State of Texas, without regard to conflict of law principles that would result in the application of any law other than the law of the State of Texas.
15.
Assignment; Successors and Assigns, etc. This Agreement is a personal contract and Executive may not sell, transfer, assign, pledge, or hypothecate his rights, interests and obligations hereunder. Except as otherwise herein expressly provided, this Agreement shall be binding upon and shall inure to the benefit of Executive and his personal representatives and shall inure to the benefit of and be binding upon the Company and its successors and assigns.
16.
Severability. If a court determines that any provision of this Agreement contains an invalid or unenforceable restriction or provision, the court is requested and authorized to revise or modify such provision to include the maximum restriction allowed under applicable law. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.
17.
Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party. Facsimile or .pdf signatures shall have the same force and effect as original signatures.
18.
Arbitration. All disputes and disagreements arising from, relating to, or otherwise connected with this Agreement, the breach of this Agreement, Executive’s employment with the Company or providing services to any Affiliated Entity,the enforcement, interpretation or validity of this Agreement, or the employment relationship (including any wage claim, claim for wrongful termination, or any claim based upon any statute, regulation, or law, including those

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dealing with employment discrimination or retaliation, sexual harassment, civil rights, age, or disability) that the Company may have against Executive or that Executive may have against the Company, including the determination of the scope or applicability of this Agreement to arbitrate, shall be settled by arbitration administered by the Judicial Arbitration and Mediation Services (“JAMS”) pursuant to its Comprehensive Arbitration Rules and Procedures (the “JAMS Rules”) applicable at the time the arbitration is commenced. A copy of the current version of the JAMS Rules will be made available to Executive upon request. The JAMS Rules may be amended from time to time and are also available online https://www.jamsadr.com/rules-employment-arbitration/. Arbitration shall take place in Dallas, Texas and shall be conducted before a single arbitrator selected by and in accordance with the rules and procedures of the JAMS. The decision of the arbitrator shall be final and binding on the parties. Judgment on any award may be entered in any court having competent jurisdiction, and application may be made to such court for a judicial acceptance of the award and an order of enforcement, as the case may be. The expenses of the arbitration (including any arbitrator fees) shall be borne equally by Executive and the Company.Each of the parties shall bear the fees and expenses of its own legal counsel.
19.
Compliance with Section 409A. This Agreement is intended to comply with Section 409A or an exemption thereunder and shall be construed and administered in accordance with the foregoing. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. Notwithstanding anything to the contrary in this Agreement, if Executive is deemed on the date of termination to be a “specified employee” within the meaning of Section 409A, then with regard to any payment or the provision of any benefit that is considered deferred compensation under Section 409A payable on account of a “separation from service,” such payment or benefit shall not be made or provided until the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such “separation from service” of Executive, and (B) the date of Executive’s death, to the extent required under Section 409A to avoid imposition of any additional taxes or interest. Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to this Section (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein. To the extent that reimbursements or other in-kind benefits under this Agreement constitute “nonqualified deferred compensation” for purposes of Section 409A, (A) all expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by Executive, (B) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit,and (C) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year. For purposes of Section 409A, Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company. Notwithstanding the foregoing, the Company makes no representations that the payments and

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benefits provided under this Agreement comply with Section409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by Executive on account of non-compliance with Section 409A.
20.
Withholding. The payments and benefits under this Agreement shall be subject to all applicable withholdings and deductions, including all applicable withholdings for Federal, state and local income taxes, employment and payroll taxes.
21.
Application of Compensation Recovery Policy. Executive acknowledges that, to the extent applicable, incentive based compensation payable under this Agreement or otherwise is subject to recovery in accordance with the Company’s clawback policy as in effect from time to time.
22.
Section 280G..

(a) Notwithstanding any other provision of this Agreement or any other plan, arrangement, or agreement to the contrary, if any of the payments or benefits provided or to be provided by the Company to Executive or for Executive’s benefit pursuant to the terms of this Agreement or otherwise (“Covered Payments”) constitute parachute payments within the meaning of Section 280G of the Code and would, but for this Section, be subject to the excise tax imposed under Section 4999 (or any successor provision thereto) or any similar tax imposed by state or local law or any interest or penalties with respect to such taxes (collectively, the “Excise Tax”), then prior to making the Covered Payments, a calculation shall be made comparing (i) the Net Benefit (as defined below) to Executive of the Covered Payments after payment of the Excise Tax to (ii) the Net Benefit to Executive if the Covered Payments are limited to the extent necessary to avoid being subject to the Excise Tax. Only if the amount calculated under (i) above is less than the amount under (ii) above will the Covered Payments be reduced to the minimum extent necessary to ensure that no portion of the Covered Payments is subject to the Excise Tax. “Net Benefit” shall mean the present value of the Covered Payments net of all federal, state, local, foreign income, employment, and excise taxes.

(b) Any such reduction shall be made in accordance with Section 409A and the following: (i) the Covered Payments that do not constitute nonqualified deferred compensation subject to Section 409A shall be reduced first; and (ii) all other Covered Payments shall then be reduced as follows: (A) cash payments shall be reduced before non-cash payments; and (B) payments to be made on a later payment date shall be reduced before payments to be made on an earlier payment date.

(c) Any determination required under this Section, including whether any payments or benefits are parachute payments, shall be made by an independent public accounting firm that is mutually agreed by the Company and the CEO (the “Accounting Firm”), based upon reasonable, good faith assumptions and interpretations of Section 280G. Executive and the Company shall provide the Accounting Firm with such information and documents as the Accounting Firm may reasonably request in order to make a determination under this Section. The Accounting Firm shall provide its determination, together with detailed supporting calculations and documentation, to the Company and Executive as promptly as practicable. The determination of the Accounting Firm shall, absent manifest error, be final and binding on all parties.

[ Signature page follows]

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IN WITNESS WHEREOF, Executive and the Company have executed this Agreement effective as of the date first above written.

By: /s/ Mark Hood

By: /s/ Luke Sarsfield

P10 Intermediate Holdings, LLC

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